EXHIBIT 99.1

Colony Bankcorp, Inc. Declares Third Quarter Dividend

FITZGERALD, Ga., Sept. 19, 2008 (GLOBE NEWSWIRE) -- Colony Bankcorp, Inc. (Nasdaq:CBAN) announced today that its Board of Directors declared a quarterly cash dividend of $0.0975 per share payable October 10, 2008 to shareholders of record on September 30, 2008. This represents an increase of 5.41 percent over the cash dividend paid of $0.0925 per share in the third quarter a year ago and is level with dividend payments the first two quarters of 2008. Company management deemed it prudent to hold dividends at the current level given the continued downturn in the housing and real estate market and the economic uncertainty in general. As with most other companies in the financial sector, the downturn has negatively impacted Colony's earnings from a year ago; however, on a positive note, Colony's capital position has improved from a year ago and remains strong, as its total risk-based capital ratio approximates 12.40 percent -- well above the regulatory minimum requirement of 10 percent to be categorized as "well-capitalized."

Colony Bankcorp, Inc. is a bank holding company headquartered in Fitzgerald, Georgia, with twenty-nine locations in south and middle Georgia cities of Fitzgerald, Warner Robins, Centerville, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. Total consolidated assets of the company approximate $1.2 billion.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol "CBAN."

CONTACT:  Colony Bankcorp, Inc.
          Terry L. Hester, Chief Financial Officer
          (229) 426-6002